Exhibit 99.1

Motorola Moves Forward to Launch Independent

Semiconductor Company and Increase Strategic Focus

on Communications

Files S-1 Registration Statement for Separation of its Semiconductor Business

Schaumburg, Ill. – December 17, 2003 – Motorola, Inc. (NYSE: MOT) today announced that a Registration Statement on Form S-1 has been filed with the U.S. Securities and Exchange Commission (SEC) in connection with the proposed separation of Motorola’s semiconductor operations into a publicly traded company. The filing was made by SPS Spinco, Inc., the temporary name of the entity that will operate Motorola’s semiconductor operations following the initial public offering. The new name of the entity will be selected prior to the offering.

Under the transaction, SPS Spinco intends to issue shares of its Class A common stock in an initial public offering. Following the initial public offering, Motorola will own all the outstanding shares of SPS Spinco’s Class B common stock. Motorola later intends to distribute all of its ownership interest in SPS Spinco to Motorola’s common shareholders in a tax-free spin-off by means of a special dividend. The distribution is anticipated to occur prior to the end of 2004. Completion of the distribution is contingent upon the satisfaction or waiver of a variety of conditions, including, among other things, the receipt of a favorable tax ruling from the IRS and/or a favorable opinion of Motorola’s tax advisor as to the tax-free nature of the distribution for U.S. federal income tax purposes. As a result, the distribution may not occur at the contemplated time and may not occur at all.

Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the proposed separation of SPS and the impact of such a separation and the company’s future plans with respect to its other businesses. Motorola wishes to caution the reader that the factors below and those on pages F-33 through F-40 of the appendix to the company’s Proxy Statement for the 2003 Annual Meeting of Stockholders and its other SEC filings could cause the company’s actual results to differ materially from those stated in the forward-looking statements. These factors include: (1) successful completion of the separation in a timely manner; (2) prospects for continued growth in the semiconductor industry, especially given the recent worldwide semiconductor recession; and (3)

satisfaction of conditions to consummating the transaction, some of which are out of the control of the company.

The offering will be made only by means of a prospectus. Once available, preliminary prospectuses may be obtained from our underwriter, Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Shareholders of Motorola and other investors are urged to read the registration statement on Form S-1 that SPS Spinco, Inc. has filed with the SEC in connection with the proposed spin-off, and any amendments or other future filings, because it contains important information about SPS Spinco, Inc. and the spin-off transaction.

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Media Contact:

Jennifer Weyrauch

1+847-435-5320

Jennifer.weyrauch@motorola.com